Exhibit 99.1

Vitesse Postpones Filing of Second Quarter Fiscal 2010 Report

CAMARILLO, Calif. — May 7, 2010 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK) said it is unable to file Quarterly Report on Form-10Q for the quarter ending March 31, 2010 pending the completion of the Company’s analysis of the proper accounting treatment of certain features of the debentures issued in the Company’s recent debt restructuring and review by its independent auditors. Vitesse intends to file its Quarterly Report on Form-10Q for the quarter ending March 31, 2010 on or before May 17, 2010.

Vitesse also has postponed its earnings call that was scheduled for Monday, May 10, 2010. Vitesse will conduct its shareholders’ meeting on Tuesday, May 11, 2010, as noted in the Company’s proxy. Vitesse today is filing with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport, and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand(R), Video, and PCI Express applications. Additional Company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as described by the Private Securities Litigation Reform Act of 1995 (as amended) that reflect the opinion of Vitesse Semiconductor Corporation and involve certain risks and uncertainties at the time of its release.